Exhibit 10.20

NORCRAFT COMPANIES, L.P.

3020 Denmark Avenue, Suite 100

Eagan, MN 55121

March 9, 2006

David Romeo

21025 Laurel Drive

Deer Park, IL 60010

Dear David:

I am pleased to confirm our offer and your acceptance for employment with Norcraft Companies, L.P. (the “Company”). This letter will set forth the terms of the employment agreement between you and the Company.

1. Effective Date; Term. The “Effective Date” of this Agreement will be March 13, 2006, or such other date as is mutually agreed between you and the Company. Unless earlier terminated pursuant to Section 6, the term of your employment shall continue until December 31, 2006. Thereafter, the employment term shall be automatically extended for consecutive one-year periods unless either you or the Company declines to extend the employment term no later than forty five (45) days prior to the expiration of such term.

2. Duties, etc. You will be employed as the Chief Executive Officer of UltraCraft Cabinetry. In this capacity, you will be one of the highest ranking management personnel of the Company. In addition, you will serve without additional compensation as an officer of any of the Company’s affiliates, as designated by the General Partner of the Company, unless such designation materially increases your responsibilities. You will be accountable to, and will also have such powers, duties and responsibilities as may from time to time be prescribed by the Chief Executive Officer of the Company or such other officer designated by him or the General Partner of the Company, provided that such duties and responsibilities are consistent with your position. You will perform and discharge your duties and responsibilities faithfully, diligently and to the best of your ability. You will devote substantially all of your working time and efforts to the business and affairs of the Company.

3. Cash Compensation. During the term of your employment, the Company will pay you a base salary at the annual rate of $225,000.00. You will also be eligible for an annual bonus for each fiscal year completed during the term of your employment pursuant to the bonus plan for such year to be put in place by the Board of Managers of the General Partner of the Company for employees in the UltraCraft Cabinetry division; provided that, your annual bonus target for 2006 will be 30% of your annual base salary. The Board of Managers of the General Partner of the Company will determine the bonus plans for each fiscal year after completing an assessment of business objectives and existing plans. All payments under this section or any other section of this letter agreement will be made in accordance with the regular payroll practices of the Company, reduced by applicable withholding.

4. Equity. Upon commencement of your employment, you will also become entitled to receive 632,089 Class D limited partnership units (“Class D Units”) of the Company’s parent, Norcraft Holdings, L.P., a Delaware limited partnership (“Holdings”), which units will be subject to the terms (including with respect to vesting) of the Amended and Restated Norcraft Holdings, L.P. Management Incentive Plan (as such may be further amended from time to time, the “Plan”). In accordance with the terms of the Plan, of such Class D Units, 50% will be Performance-Based Units (as defined in the Plan) and 50% will be Time-Based Units (as defined in the Plan). The first potential vesting of the Class D Units will be as of December 31, 2006. In connection with your receipt of Class D Units, you will agree to become a party to the Amended and Restated Agreement of Limited Partnership of Holdings, dated as of October 21, 2003 (as such may be further amended from time to time, the “Holdings L.P. Agreement”), and accordingly, shall be subject to all of the obligations, and entitled to all of the benefits of a Management Limited Partner (as defined in the Holdings L.P. Agreement) thereunder with respect to such Class D Units.

5. Benefits. You will be entitled to no less than twenty (20) paid vacation days per calendar year during the term of your employment. You will also be eligible to participate in all benefits and welfare plans which are generally available to senior employees of the Company’s UltraCraft division. The Board of Managers of the General Partner of the Company will undertake a review of any benefit and welfare plans and may modify the existing package of plans or adopt new plans after completing its assessment, with the intent of retaining a level of overall benefits substantially similar to those currently in place.

6. Termination of Employment. Your employment under this Agreement shall be for the term set forth in Section 1 hereof, except as provided below. You or the Company may terminate your employment prior to the end of this term, as set forth in this Section, subject to applicable statutory and common law restrictions. The parties’ rights and duties in the event of a termination of employment will be as set forth below.

If (x) the Company terminates your employment other than for Cause (as defined below) or (y) you terminate your employment for Good Reason (defined below), the Company will, in lieu of any other payments or benefits hereunder or otherwise (except for payment of base salary through the Date of Termination (as defined below), at the rate then in effect, plus benefits accrued pursuant to Section 5 above), continue to pay your base salary at the rate in effect on the Date of Termination and continue to provide or cause to be provided health, life and disability insurance benefits to the extent permitted under such plans until the one year anniversary of the Date of Termination and the pro-rated portion of any bonus accrued for the year in which the Date of Termination occurs (payable when such bonus ordinarily would have been paid); provided that you make such affirmative COBRA or other elections as are required for such benefits to continue. Any payments under this Section 6 shall be made in accordance with the Company’s standard practices and shall be dependent upon your performance of the obligations under this letter agreement and your timely execution of an effective release of claims substantially in the form of Exhibit A hereto.

If your employment terminates for any other reason, the Company will, in lieu of any other payments hereunder or otherwise, continue to pay your base salary through the Date of Termination, at the rate then in effect, plus benefits accrued pursuant to Section 5 above.

For purposes of this letter: “Date of Termination” shall mean the date your employment with the Company terminates regardless of the reason. “Cause” shall mean (A) any material failure by you to perform your duties under this letter agreement or to obey policy directives from any superior executive officer of the Company or the General Partner of the Company, it being understood that how well you perform such duties or carry out such directives shall not give rise to “Cause” under this clause (A), (B) your reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its affiliates public disgrace or disrepute or material economic harm, (C) your material violation of any of the policies and guidelines for the Company, including, without limitation, those relating to conflicts of interest, ethical practices, trade regulation, payment and procurement policies, legal compliance, employment discrimination, and/or sexual harassment, (D) your commission of a felony or an act of fraud, misappropriation, embezzlement or any other act involving moral turpitude, (E) your commission of any act of dishonesty which materially injures the Company or any of its affiliates, or (F) material breach by you of this letter agreement (including any covenant or representation herein) or the Holdings L.P. Agreement, provided, that in the circumstances described in clauses (A), (C), or (F) you shall have thirty (30) days to cure the default after notice by the Company. “Good Reason” shall mean (w) any material diminution of your duties, (x) a material breach by the Company of this letter or the Holdings L.P. Agreement, (y) relocation by the Company outside of the United States, or (z) change of your title, provided, that in the circumstances described in clauses (w), (x), and (z) the Company shall have thirty (30) days to cure the default after notice by you.

7. Confidentiality; Proprietary Rights. Without the written consent of the General Partner of the Company, you will not during or after the term of your employment with the Company disclose to any person or entity (other than a person or entity to which disclosure is in your reasonable judgment necessary or appropriate in connection with the performance of your duties for the Company), any confidential or trade secret information obtained by you while in the employ of the Company the disclosure of which may be adverse to the interests of the Company or any of its affiliates, or use any such information to the detriment of the Company or any of its affiliates; provided, however, that such restriction shall not apply to information that is generally known to the public other than as a result of unauthorized disclosure by you.

All inventions, developments, methods, processes and ideas conceived, developed or reduced to practice by you during your employment, and for three months thereafter, which are directly or indirectly useful in, or relate to, the business of or services provided by or sold by the Company or any of its affiliates shall be promptly and fully disclosed by you to an appropriate executive officer of the Company (accompanied by all papers, drawings, data and other materials relating thereto) and shall be the Company’s exclusive property as against you. You will, upon the Company’s request and at its expense (but without any additional compensation to you), execute all documents reasonably necessary to assign your right, title and interest in any such invention, development, method or idea (and to direct issuance to the Company of all patents or copyrights with respect thereto).

8. Restricted Activities. You agree that, during the term of your employment with the Company and thereafter until at least the first anniversary of the Date of Termination, you will not compete with the Company in the North American branded cabinet business. To this end, you agree that you will not directly or indirectly, be connected as an officer, director, employee, consultant, owner or otherwise with any business in North America which competes with the Company in the North American branded cabinet business. In addition, during the term of your employment with the Company and thereafter during the period ending on the second-year anniversary of the Date of Termination, you agree to not directly (or indirectly through another person or entity) (i) induce or attempt to induce any employee of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates, as the case may be, or in any way interfere with the relationship between the Company or any of its affiliates and any employee thereof, or (ii) hire any person who was an employee of the Company or any of its affiliates at any time during the term of your employment with the Company or the period ending on the second-year anniversary of the Date of Termination. You agree that the restrictions contained in this Section 8 are reasonably necessary for the protection of the Company and that a violation of such provisions will cause damage that may be irreparable or impossible to ascertain and, accordingly, that the Company will be entitled to injunctive or other similar relief in equity from a court of competent jurisdiction to enforce or restrain a violation of these restrictions.

9. Conflicting Agreements. You represent and warrant that the execution of this letter agreement and the performance by you of your obligations hereunder will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of your obligations hereunder. You will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

10. Miscellaneous. The headings in this letter are for convenience only and shall not affect the meaning hereof. This letter agreement, together with the Holdings L.P. Agreement constitutes the entire agreement between the Company and you, and supersedes any prior communications, agreements and understandings, written or oral, with respect to your employment and compensation and all matters pertaining thereto. If any provision in this letter agreement should, for any reason, be held invalid or unenforceable in any respect, it shall be construed by limiting it so as to be enforceable to the maximum extent compatible with applicable law. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Minnesota without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys’ fees and costs incurred in such action or proceeding.

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11. Acceptance. In accepting this offer, you represent that you have not relied on any agreement or representation, oral or written, express or implied, that is not set forth expressly in this letter agreement or the Holdings L.P. Agreement.

Very truly yours,

NORCRAFT COMPANIES, L.P.

By NORCRAFT GP, L.L.C., its general partner

By:	/s/ Leigh Ginter
Name:	Leigh Ginter
Title:	CFO

Accepted and Agreed To:

/s/ David Romeo

David Romeo